Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-221057

May 18, 2020

Houlihan Lokey Announces Offering of HLI Class A Common Stock

LOS ANGELES & NEW YORK—(BUSINESS WIRE)—Houlihan Lokey, Inc. (NYSE: HLI) (“Houlihan Lokey” or the “Company”), the global investment bank, today announced an underwritten public offering of 3,000,000 shares of its Class A common stock.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include funding potential future acquisitions.

Goldman Sachs & Co. LLC is acting as the sole underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement, including a prospectus and the documents incorporated by reference therein, each filed by the Company with the Securities and Exchange Commission (“SEC”). These documents may be obtained for free by visiting the SEC’s website at http://www.sec.gov or by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About Houlihan Lokey

Houlihan Lokey (NYSE:HLI) is a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation. The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, the Middle East, and the Asia-Pacific region. Independent advice and intellectual rigor are hallmarks of the firm’s commitment to client success across its advisory services. Houlihan Lokey is the No. 1 M&A advisor for the past five consecutive years in the U.S., the No. 1 global restructuring advisor for the past six consecutive years, and the No. 1 global M&A fairness opinion advisor over the past 20 years, all based on number of transactions and according to data provided by Refinitiv (formerly Thomson Reuters).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors (including the significant effect that the COVID-19 pandemic has had on our business and is expected to continue to have on our business) which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. For a further description of such factors, you should read the Company’s filings with the Securities and Exchange Commission. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Houlihan Lokey

Investor Relations

212.331.8225

IR@HL.com

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Public Relations

212.331.8223

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